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                                                                    Exhibit 23.1



                      Consent of Independent Accountants



The Board of Directors
C-COR.net Corp.:

We consent to the incorporation by reference herein of our reports dated August 11, 2000, with respect to the consolidated balance sheets of C-COR.net Corp. as of June 30, 2000 and June 25, 1999, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 30, 2000, and the related financial statement schedule, which reports appear in the annual report on Form 10-K of C-COR.net Corp. for the fiscal year ended June 30, 2000.


/s/ KPMG LLP


State College, Pennsylvania
May 18, 2001